Exhibit 99.1
For Immediate News Release
November 5, 2008
AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2008 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended September 30, 2008 was $231,406,000. This resulted in Earnings per Share — diluted (“EPS”) of $2.98 for the quarter ended September 30, 2008, compared to $1.58 for the comparable period of 2007, a per share increase of 88.6%. For the nine months ended September 30, 2008, EPS was $5.20 compared to $2.74 for the comparable period of 2007, a per share increase of 89.8%. These increases are primarily attributable to gains from the sale of communities and year-over-year increases in community operating performance.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended September 30, 2008 was $99,015,000, or $1.28 per share, compared to $95,302,000, or $1.19 per share, for the comparable period of 2007. FFO per share increased 7.6%, due primarily to year-over-year increases in community operating performance and capital markets activity.
FFO per share for the nine months ended September 30, 2008 increased by 8.9% to $3.78 from $3.47 for the comparable period of 2007. FFO per share for the nine months ended September 30, 2007 includes $0.01 related to the sale of a land parcel. Adjusting for this land sale, FFO per share increased 9.2%, driven primarily by year-over-year increases in community operating performance and capital markets activity.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Third Quarter results continue to show good earnings growth while we reduce operating, development, and capital risk. During 2008, we’ve sourced $1.8 billion of liquidity, including asset sales of $500 million. With access to cost effective capital funding a reduced level of development activity, we are well positioned to weather current challenging economic conditions.”
Operating Results for the Quarter Ended September 30, 2008 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $12,982,000, or 6.2% to $223,433,000. For Established Communities, rental revenue increased 2.7%, comprised of an increase in Average Rental Rates of 2.9% and a decrease in Economic Occupancy of 0.2%. As a result, total revenue for Established Communities increased $3,884,000 to $152,641,000. Operating expenses for Established Communities increased $1,844,000, or 3.8% to $49,985,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $2,040,000, or 2.0%, to $102,656,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2007 to the third quarter of 2008:

3Q 08 Compared to 3Q 07

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	1.9%	(0.3%)	2.5%	20.4%
Metro NY/NJ	2.3%	6.0%	0.7%	26.4%
Mid-Atlantic/Midwest	1.9%	8.2%	(1.9%)	15.9%
Pacific NW	4.1%	0.9%	5.3%	4.6%
No. California	5.2%	0.7%	6.9%	21.9%
So. California	1.4%	4.8%	0.0%	10.8%

Total	2.7%	3.8%	2.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

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Operating Results for the Nine Months Ended September 30, 2008 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $50,740,000, or 8.3% to $661,436,000. For Established Communities, rental revenue increased 3.6%, comprised of an increase in Average Rental Rates of 3.5% and an increase in Economic Occupancy of 0.1%. As a result, total revenue for Established Communities increased $15,396,000 to $454,390,000, and operating expenses for Established Communities increased $3,528,000 or 2.5% to $144,114,000. Accordingly, NOI for Established Communities increased by $11,868,000 or 4.0% to $310,276,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007:

YTD 2008 Compared to YTD 2007

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	2.8%	1.3%	3.1%	20.3%
Metro NY/NJ	2.7%	5.0%	1.7%	25.3%
Mid-Atlantic/Midwest	2.7%	2.5%	2.9%	16.8%
Pacific NW	6.0%	0.1%	8.4%	4.6%
No. California	6.6%	(0.3%)	9.1%	22.3%
So. California	2.2%	5.5%	0.9%	10.7%

Total	3.6%	2.5%	4.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with generally accepted accounting principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue with concessions on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

	3Q 08 vs	YTD 08 vs
	3Q 07	YTD 07
Rental Revenue Change with Concessions on a GAAP Basis	2.7%	3.6%

Rental Revenue Change with Concessions on a Cash Basis	2.3%	3.4%

Development and Redevelopment Activity
The Company completed the development of seven communities during the third quarter of 2008 totaling 2,150 apartment homes for an aggregate Total Capital Cost of $451,400,000:
•	Avalon Danvers, located in Danvers, MA, is a mid-rise community containing 433 apartment homes that was completed for a Total Capital Cost of $83,900,000;

•	Avalon Meydenbauer, located in Bellevue, WA, is a mid-rise community containing 368 apartment homes that was completed for a Total Capital Cost of $88,100,000;

•	Avalon at Lexington Hills, located in Lexington, MA, is a garden-style community containing 387 apartment homes that was completed for a Total Capital Cost of $86,900,000;

•	Avalon Warner Place, located in Canoga Park, CA, is a garden-style community containing 210 apartment homes that was completed for a Total Capital Cost of $53,100,000;

•	Avalon Sharon, located in Sharon, MA, is a garden-style community containing 156 apartment homes that was completed for a Total Capital Cost of $30,300,000;

•	Avalon Acton, located in Acton, MA, is a garden-style community containing 380 apartment homes that was completed for a Total Capital Cost of $67,900,000; and

•	Avalon at Tinton Falls, located in Tinton Falls, NJ, is a garden-style community containing 216 apartment homes that was completed for a Total Capital Cost of $41,200,000.
The Company commenced the development of two communities during the third quarter of 2008: Avalon Walnut Creek, located in Walnut Creek, CA and Avalon Norwalk, located in Norwalk, CT. These two communities will contain an aggregate of 733 apartment homes when completed for an estimated Total Capital Cost of $246,000,000.
The Company completed the redevelopment of two communities in the third quarter of 2008: Avalon Fair Lakes, located in Fairfax, VA and Avalon Redmond Place, located in Redmond, WA. These two communities contain an aggregate of 642 apartment homes and were completed for an estimated Total Capital Cost of $11,400,000, excluding costs incurred prior to the start of redevelopment.
The Company commenced the redevelopment of The Promenade during the third quarter of 2008. The Promenade, located in Burbank, CA, contains 400 apartment homes and will be completed for an estimated Total Capital Cost of $23,400,000, excluding costs incurred prior to the start of redevelopment.
Disposition Activity
During the third quarter of 2008, the Company sold five communities containing an aggregate of 1,831 apartment homes for an aggregate sales price of $353,800,000: Avalon Landing, located in Annapolis, MD, Avalon Walk, located in Hamden, CT, Avalon at Pruneyard, located in Campbell, CA, Avalon Wynhaven,

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located in Issaquah, WA and Avalon at Blossom Hill, located in San Jose, CA. These dispositions resulted in a gain in accordance with GAAP of approximately $183,711,000 and an Economic Gain of approximately $139,233,000. The weighted average Initial Year Market Cap Rate for these five communities was 5.2% and the Unleveraged IRR over an approximate 13-year holding period was 13.9%.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
During the third quarter of 2008, the Company completed the redevelopment of South Hills Apartments, located in West Covina, CA and Avalon Cedar Place, located in Columbia, MD on behalf of the Fund. These two communities contain an aggregate of 241 apartment homes and were completed for a Total Capital Cost of $8,100,000, excluding costs incurred prior to the start of redevelopment.
On September 2, 2008, the Company announced the closing of AvalonBay Value Added Fund II, L.P. (“Fund II”), a private, discretionary investment vehicle with commitments from five institutional investors including the Company. Fund II has equity commitments totaling $333,000,000. The Company has committed $150,000,000 to Fund II, representing a 45% equity interest.
Fund II will acquire and operate multifamily apartment communities primarily in the Company’s current markets with the objective of creating value through redevelopment, enhanced operations and/or improving market fundamentals. Fund II will serve as the exclusive vehicle through which the Company will acquire apartment communities for a period of three years from the closing date or until 90% of its committed capital is invested, subject to limited exceptions. Fund II will not include or involve the Company’s development activities. The Company will receive, in addition to any returns on its invested equity, asset management fees, property management fees and redevelopment fees. The Company will also receive a promoted interest if certain return thresholds are satisfied. As of September 30, 2008, Fund II has not made any investments.
Financing, Liquidity and Balance Sheet Statistics
Through September 30, 2008 the Company has raised $1,500,247,000 through asset sales and debt issuance activity. The proceeds from these capital markets transactions have been used to fund development activity, redeem outstanding secured and unsecured debt and redeem common and preferred stock.
As of September 30, 2008, the Company had $25,000,000 outstanding under its $1,000,000,000 unsecured credit facility. At September 30, 2008, the Company had $286,679,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 30.8% at September 30, 2008. Unencumbered NOI for the nine months ended September 30, 2008 was 78.8% and Interest Coverage for the third quarter of 2008 was 4.1 times.
New Financing Activity
In July 2008, the Company closed variable rate bond financing relating to Avalon Walnut Creek in the aggregate amount of $135,000,000, of which $126,000,000 is tax-exempt. In addition, the Company closed an associated 4.0%, fixed rate construction loan of $2,500,000. The Company will use the bond proceeds for the development of Avalon Walnut Creek, which began construction in the third quarter of 2008, as mentioned previously.
Also in the third quarter of 2008, the Company executed rate lock agreements for two secured loans to be issued by Freddie Mac before the end of the fourth quarter. The total amount of debt in connection with these two loans is expected to be $114,149,000 with a weighted average interest rate per annum of 6.07%.
Debt Repayment Activity
In July 2008, the Company repaid $146,000,000 of unsecured notes with an annual interest rate of 8.25% pursuant to their scheduled maturity.
Also in July 2008, the Company repaid the loan secured by Avalon at Fairway Hills, located in Columbia, MD. The $11,500,000 variable-rate loan, which had an original maturity of June 2026, was repaid early at par.
In October 2008, the Company repaid the $4,368,000 6.99% fixed rate loan secured by a development right in Wheaton, MD pursuant to its scheduled maturity.
Preferred Stock Redemption
On October 15, 2008, the Company exercised its option to redeem all 4,000,000 outstanding shares of its 8.70% Series H Cumulative Redeemable Preferred Stock for $100,701,000. The repayment amount includes the redemption value of the outstanding shares of $25 per share and accrued but unpaid dividends through the redemption date. The Company will record a non-cash charge for deferred offering expenses of approximately $3,500,000 in the fourth quarter of 2008 related to this redemption.

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Dividend Requirements
As a REIT, the Company is subject to certain dividend distribution requirements in relation to taxable income to avoid paying federal income taxes at the corporate level. During the first nine months of 2008, the Company sold ten communities, and expects the execution of additional sales prior to year end. These completed and projected sales will cause the Company’s 2008 taxable income to exceed qualifying distributions expected to be made in the normal course of business. To meet its distribution requirements and avoid paying federal income tax, the Company anticipates that a special, nonrecurring dividend in the range of approximately $1.75 per share to $1.85 per share would be required to be declared sometime before September 2009. The exact amount will depend on the final amount of taxable income (principally gains recognized from property sales) during 2008. The timing of the special dividend has not yet been determined. Depending on the amount and timing of the dividend, the Company may incur an excise tax for 2008 of between $0 and $9,000,000 pertaining to cumulative unpaid capital gain distributions related to 2008 property sales.
Fourth Quarter and Full Year 2008 Financial Outlook
For the fourth quarter of 2008, the Company expects EPS in the range of $1.42 to $1.46. The Company expects EPS for the full year 2008 to be in the range of $6.61 to $6.65. The full year 2008 range has been adjusted to reflect changes in the Company’s disposition program.
The Company expects Projected FFO per share in the range of $1.25 to $1.29 for the fourth quarter of 2008 and Projected FFO per share for the full year 2008 to be between $5.03 and $5.07. The Company’s estimates for fourth quarter and full year 2008 do not include the potential excise tax described above.
The Company expects to release its fourth quarter 2008 earnings on February 4, 2009 after the market closes. The Company expects to hold a conference call on February 5, 2009 at 1:00 PM EST to discuss the fourth quarter and full year 2008 results.
Fourth Quarter 2008 Conference/Event Schedule
The Company is tentatively scheduled to participate in the following conferences during the fourth quarter of 2008:

Upcoming Conference Schedule

Event/Conference	Date
2008 NAREIT Annual Convention	Nov. 19 — 21
Wachovia Real Estate Securities Conference	Dec. 9
Barclays Capital Real Estate Conference	TBD (Dec.)
Deutsche Bank Real Estate Outlook Conference	Jan. 15, 2009

The Company is scheduled to present and conduct a question and answer session at each of the conferences. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. Details on how to access a webcast of each event and/or related materials will be available beginning November 6, 2008 on the Company’s website at http://www.avalonbay.com/events.
Other Matters
The Company will hold a conference call on November 6, 2008 at 10:30 AM EST to review and answer questions about this release, its third quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from November 6, 2008 at 11:30 AM EST to November 13, 2008 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 67017103.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/pressrelease.
About AvalonBay Communities, Inc.
As of September 30, 2008, the Company owned or held a direct or indirect ownership interest in 177 apartment communities containing 50,034 apartment homes in ten states and the District of Columbia, of which 15 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter and full year 2008. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007 (1)
Net income	$233,581	$128,769	$409,364	$226,340
Dividends attributable to preferred stock	(2,175)	(2,175)	(6,525)	(6,525)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	51,263	46,913	151,307	136,677
Minority interest, including discontinued operations	57	53	171	225
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	—	—	(3,483)	—
Gain on sale of previously depreciated real estate assets	(183,711)	(78,258)	(257,850)	(78,258)

FFO attributable to common stockholders	$99,015	$95,302	$292,984	$278,459

Average shares outstanding — diluted	77,580,847	80,024,714	77,516,222	80,195,908
EPS — diluted	$2.98	$1.58	$5.20	$2.74

FFO per common share — diluted	$1.28	$1.19	$3.78	$3.47

(1)	FFO per common share — diluted includes $0.01 for the nine months ended September 30, 2007 related to the sale of a land parcel.

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Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2008 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q4 08	$1.42	$1.46
Projected depreciation (real estate related)	0.66	0.68
Projected gain on sale of operating communities	(0.83)	(0.85)

Projected FFO per share (diluted) — Q4 08	$1.25	$1.29

Projected EPS (diluted) — Full Year 2008	$6.61	$6.65
Projected depreciation (real estate related)	2.60	2.64
Projected gain on sale of operating communities	(4.18)	(4.22)

Projected FFO per share (diluted) — Full Year 2008	$5.03	$5.07

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

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A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007
Net income	$233,581	$128,769	$409,364	$226,340
Indirect operating expenses, net of corporate income	7,821	8,102	25,171	22,317
Investments and investment management	1,944	1,625	6,687	6,133
Interest expense, net	28,364	24,331	85,622	68,993
General and administrative expense	9,318	6,645	26,821	20,067
Joint venture income and minority interest	(1,190)	388	(4,813)	1,576
Depreciation expense	49,397	42,892	142,986	123,967
Gain on sale of real estate assets	(183,711)	(78,258)	(257,850)	(78,803)
Income from discontinued operations	(1,693)	(4,827)	(11,614)	(15,846)

NOI from continuing operations	$143,831	$129,667	$422,374	$374,744

Established:
New England	$20,605	$20,111	$61,735	$59,876
Metro NY/NJ	24,697	24,514	74,227	72,987
Mid-Atlantic/Midwest	18,845	19,209	58,719	57,077
Pacific NW	3,852	3,657	11,580	10,682
No. California	23,756	22,227	70,945	65,010
So. California	10,901	10,898	33,070	32,776

Total Established	102,656	100,616	310,276	298,408

Other Stabilized	19,655	16,933	55,699	42,772
Development/Redevelopment	21,520	12,118	56,399	33,564

NOI from continuing operations	$143,831	$129,667	$422,374	$374,744

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2007 through September 30, 2008). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007

Income from discontinued operations	$1,693	$4,827	$11,614	$15,846
Interest expense, net	236	942	1,312	2,977
Depreciation expense	958	3,188	5,511	10,580

NOI from discontinued operations	$2,887	$8,957	$18,437	$29,403

NOI from assets sold	$1,979	$8,087	$15,815	$26,829
NOI from assets held for sale	908	870	2,622	2,574

NOI from discontinued operations	$2,887	$8,957	$18,437	$29,403

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Projected NOI, as used within this release for certain development and redevelopment communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development and redevelopment communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined in the full earnings release, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined in the full earnings release, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development and redevelopment communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007
Rental revenue (GAAP basis)	$152,566	$148,575	$454,192	$438,491
Concessions amortized	1,528	1,351	4,233	3,944
Concessions granted	(2,208)	(1,392)	(5,285)	(4,368)

Rental revenue (with concessions on a cash basis)	$151,886	$148,534	$453,140	$438,067

% change — GAAP revenue		2.7%		3.6%

% change — cash revenue		2.3%		3.4%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the nine months ended September 30, 2008 as well as prior years’ activities is presented in the full earnings release.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA

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is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2008 are as follows (dollars in thousands):

Net income	$233,581
Interest expense, net	28,364
Interest expense (discontinued operations)	236
Depreciation expense	49,397
Depreciation expense (discontinued operations)	958

EBITDA	$312,536

EBITDA from continuing operations	$125,938
EBITDA from discontinued operations	186,598

EBITDA	$312,536

EBITDA from continuing operations	$125,938

Interest expense, net	28,364
Dividends attributable to preferred stock	2,175

Interest charges	30,539

Interest coverage	4.1

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction as presented in the full earnings release, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

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The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of September 30, 2008 is as follows (dollars in thousands):

Total debt	$3,429,440

Common stock	7,589,140
Preferred stock	100,000
Operating partnership units	6,301
Total debt	3,429,440

Total market capitalization	11,124,881

Debt as % of capitalization	30.8%

Because Leverage changes with fluctuations in the Company’s stock price, which occur regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2008, for assets owned at September 30, 2008, is as follows (dollars in thousands):

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NOI for Established Communities	$310,276
NOI for Other Stabilized Communities	55,699
NOI for Development/Redevelopment Communities	56,399
NOI for discontinued operations	18,437

Total NOI generated by real estate assets	440,811
NOI on encumbered assets	93,328

NOI on unencumbered assets	347,483

Unencumbered NOI	78.8%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined in the full earnings release, as of the beginning of the prior year. Therefore, for 2008, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2007 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

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